SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K


Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): November 11, 1998



SYNERGY MEDIA, INC.
(Exact name of registrant as specified in its charter)



Nevada	              			33-128			47-0777141
(State or other jurisdiction of	      (Commission		        (I.R.S. Employer
incorporation or organization)		File No.)		        Identification No.)


13314 I Street, Omaha, Nebraska		    			68137
		(Address of principal executive offices)	        (Zip Code)


(402) 334-5556)
(Registrant s telephone number, including area code)


Item 5.	Other Information

On November 11, 1998, the Registrant announced it had
entered into a modified Agreement with Government Payment
Service, Inc., an Indiana corporation, and Pay Trac Consumer
Services, Inc., a Nebraska corporation.   Under the terms of the
agreement Pay Trac and Registrant shall assume 100%
Ownership of Government Payment Services, Inc.   (See Attached
Agreement)

Government Payment Service, Inc. is engaged in providing credit card collection services to government entities. Registrant and Pay Trac Consumer Services, Inc., do not have sufficient funds for the acquisition contemplated and there can be no assurance that such funds available.

Attachment

AGREEMENT

Acquisition and Financing of Government Payment Service, Inc. (GPS) an Indiana Corporation,by Pay Trac Consumer Services, Inc. (Pay Trac) a Nebraska Corporation and Synergy Media,Inc., (SYME) a public company incorporated in the State of Nevada.

This agreement is hereby executed on November 11, 1998 and includes the following terms and conditions of the Agreement in principle between GPS and Pay Trac and SYME. GPS is a company that provides services to Government Agencies including the collection of fees and Pay Trac and SYME are engaged in technology services.

Upon completion of the terms and conditions of this agreement, Pay Trac and SYME shall assume 100% ownership of GPS for the total consideration of:

1. Cash including previous consideration provided by Michael S. Luther and/or his affiliates of $21,000.00 and $100,000.00 operating capital previously provided; and

2. $78,000.00 provided today.

3. Pay Trac and SYME shall provide sufficient financing for the future expansion of the business that will include employment of additional staff and the acquisition of other related companies.

4. Pay/Trac and SYME shall assume a note made payable to Jon Citron for $64,500.00 plus interest of 10 1/2% interest.

5. Appropriate staff employed by GPS will be given employment contracts as directed by Dale Conrad.

6. Immediately upon signing this agreement, the Pay Trac and SYME operations will be moved to Indianapolis, Indiana with the exception, for the first 90 days, the accounting and finance for Pay Trac and SYME shall operate out of Omaha, Nebraska.

7. Dale Conrad will be given a three year employment contract to become the President and CEO of Pay Trac and SYME and shall be provided with Director's Insurance against any liability for actions or concerns of Pay Trac and SYME prior to the execution of this agreement.

8. This Agreement supercedes all other agreements made between the parties, either oral or written.

9. This acquisition is ratified by the Board of Directors of GPS and Pay Trac and SYME and it is not subject to shareholder's approval.

10. This agreement is binding on all parties signing below.

Agreed:


_________________________________________	11/11/98
Dale W. Conrad, President GPS

_________________________________________	11/11/98
Michael S. Luther, Chairman SYME and
Chairman Pay Trac

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